Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 2, 2024
Pricing Supplement dated , 2024
(To Equity Index Underlying Supplement dated September 5, 2023,
Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce Trigger Step Securities

$       Securities Linked to the S&P 500® Index due on or about July 19, 2029

Investment Description
These Trigger Step Securities (the “Securities”) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the S&P 500® Index (the “Underlying”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Final Level is greater than or equal to the Step Barrier (100% of the Initial Level), CIBC will pay the principal amount at maturity plus a positive return equal to the greater of the Underlying Return and the Step Return. The Step Return will be set on the Trade Date and will be between 22.25% and 26.25%. If the Final Level is less than the Step Barrier but greater than or equal to the Downside Threshold (75% of the Initial Level), CIBC will repay the principal amount at maturity. However, if the Final Level is less than the Downside Threshold, CIBC will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Step Return with Upside Participation: If the Final Level is greater than or equal to the Step Barrier, CIBC will pay you the principal amount plus a positive return equal to the greater of the Underlying Return and the Step Return.
❑	Contingent Repayment of Principal at Maturity: If the Final Level is less than the Downside Threshold, investors will be exposed to the full downside performance of the Underlying and CIBC will pay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you could lose some or all of the principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of CIBC.

Key Dates¹
Trade Date	July 15, 2024
Settlement Date	July 18, 2024
Final Valuation Date[2]	July 16, 2029
Maturity Date[2]	July 19, 2029
[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2] See page PS-4 for additional details

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof. The final terms of the Securities will be determined on the Trade Date.

Underlying	Initial Level	Step Return	Step Barrier	Downside Threshold	CUSIP/ISIN
The S&P 500® Index (“SPX”)	●	22.25% to 26.25%	100% of the Initial Level	75% of the Initial Level	13608Q515 / US13608Q5154

See “Additional Information about the Securities” on page PS-2. The Securities offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Securities are not bail-inable debt securities (as defined on page 6 of the prospectus). The Securities will not be listed on any securities exchange.

The initial estimated value of the Securities on the Trade Date as determined by CIBC is expected to be between $9.245 and $9.523 per $10.00 principal amount of the Securities, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-7 of this pricing supplement and “The Bank’s Estimated Value of the Securities” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Securities Linked to:	Total	Per Security	Total	Per Security	Total	Per Security
The S&P 500® Index	●	$10.00	●	$0.35	●	$9.65

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Securities and, as part of the distribution of the Securities, will sell all of the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Securities

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

♦	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

♦	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Investor Suitability

The Securities may be suitable for you if:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may be exposed to similar downside market risk as the Underlying.

♦   You believe that the level of the Underlying will not decrease from the Initial Level over the term of the Securities.

♦   You are willing to invest in the Securities based on the Step Barrier and the Downside Threshold indicated on the cover hereof and if the Step Return is set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦   You understand and accept the risks associated with the Underlying.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦   You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

♦   You are willing to assume the credit risk of CIBC, as Issuer of the Securities, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦       You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦       You seek an investment that is designed to return your full principal amount at maturity.

♦       You are not willing to make an investment in which you could lose some or all of your principal amount and you are not willing to make an investment that may be exposed to similar downside market risk as the Underlying.

♦       You believe that the level of the Underlying will decrease from the Initial Level over the term of the Securities.

♦       You are unwilling to invest in the Securities based on the Step Barrier or the Downside Threshold indicated on the cover hereof or if the Step Return is set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦       You do not understand or accept the risks associated with the Underlying.

♦       You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦       You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦       You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦       You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying.

♦       You are not willing or are unable to assume the credit risk of CIBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” in this pricing supplement and “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10.00 per Security (subject to a minimum investment of $1,000).
Term:	Approximately 5 years
Trade Date¹:	July 15, 2024
Settlement Date¹:	July 18, 2024
Final Valuation Date¹:	July 16, 2029
Maturity Date¹:	July 19, 2029
Reference Asset:	The S&P 500® Index (Ticker: “SPX”) (the “Underlying”)
Step Return:	22.25% to 26.25%, to be determined on the Trade Date.
Step Barrier:	100% of the Initial Level.
Downside Threshold:	75% of the Initial Level.
Payment at Maturity (per $10 Security):

You will receive a cash payment on the Maturity Date calculated as follows:

If the Final Level is greater than or equal to the Step Barrier:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Return))

If the Final Level is less than the Step Barrier but greater than or equal to the Downside Threshold:

$10

If the Final Level is less than the Downside Threshold:

$10 + ($10 × Underlying Return)

In this case, you will have a loss of principal that is proportionate to the negative Underlying Return, and you will lose some or all of your principal amount.

Underlying Return:	Final Level – Initial Level Initial Level
Initial Level:	The Closing Level of the Underlying on the Trade Date.
Final Level:	The Closing Level of the Underlying on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce
CUSIP/ISIN:	13608Q515 / US13608Q5154

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same. The Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Investment Timeline

Trade Date	The Initial Level, the Step Barrier and the Downside Threshold are determined and the terms of the Securities are set.

Maturity Date

The Final Level and the Underlying Return are determined on the Final Valuation Date.

If the Final Level is greater than or equal to the Step Barrier (which is equal to the Initial Level):

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Return))

If the Final Level is less than the Step Barrier but greater than or equal to the Downside Threshold:

$10

If the Final Level is less than the Downside Threshold:

$10 + ($10 × Underlying Return)

In this case, you will have a loss of principal that is proportionate to the negative Underlying Return, and you will lose some or all of your principal amount.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Structure Risks

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether the Final Level is above or below the Downside Threshold. If the Final Level is less than the Downside Threshold, CIBC will pay you less than the principal amount at maturity, resulting in a loss of principal equal to the negative Underlying Return. Accordingly, you could lose up to 100% of the principal amount of the Securities

♦	The Contingent Repayment of Principal and the Step Return Apply Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying at that time is above the Downside Threshold. Additionally, the return you realize from a secondary market sale may not reflect the full economic value of the Step Return, and such return may be less than the return of the Underlying at the time of sale, even if such return is positive. You can only receive the full benefit of the contingent repayment of principal and the Step Return only if you hold your Securities to maturity.

♦	Greater expected volatility generally indicates an increased risk of loss at maturity - The economic terms for the Securities, including the Step Barrier and Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities were set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility of the Underlying as of the Trade Date, the greater the expectation is as of that date that the Final Level could be less than the Downside Threshold and, as a consequence, indicates an increased risk of loss. However, the Underlying’s volatility can change significantly over the term of the Securities, and a relatively lower Downside Threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your initial investment.

♦	No Interest Payments – CIBC will not make any interest payments with respect to the Securities.

♦	The Securities Are Riskier than Securities with a Shorter Term — The Securities are relatively long-dated. Therefore, many of the risks of the Securities are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Underlying Risks

♦	Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying — The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying would have. Furthermore, the Underlying and the stocks included in the Underlying may appreciate substantially during the term of your Securities, and you will not participate in such appreciation.

♦	Changes Affecting the Underlying May Adversely Affect the Level of the Underlying — The policies of the Underlying sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the Underlying sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect the level of the Underlying. The policies of the Underlying sponsor with respect to the calculation of the Underlying could also adversely affect the level of the Underlying. The Underlying sponsor may discontinue or suspend calculation or dissemination of the Underlying. Any such actions could have an adverse effect on the level of the Underlying and consequently, the value of the Securities.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Securities — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Underlying or any securities included in the Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. These activities may present a conflict of interest between your interest in the Securities and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of the Underlying, and therefore, the market value of the Securities. These trading and other business activities, if they affect the level of the Underlying or secondary trading in your Securities, could be adverse to your interests as a beneficial owner of the Securities.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities and making the assumptions and inputs used to determine the pricing of the Securities and the initial estimated value of the Securities when the terms of the Securities are set. We expect to hedge our obligations under the Securities through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Securities. Any of these hedging activities may adversely affect the level of the Underlying and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Securities. Any of these activities may adversely affect the value of the Securities. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Securities even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Securities. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Underlying has occurred, and determine the Closing Level of the Underlying if the scheduled Final Valuation Date is postponed to the last possible day. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Securities in taking any action that might affect the value of your Securities.

Tax Risks

♦	The Tax Treatment of the Securities Is Uncertain — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Securities Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Securities — The Securities are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Securities will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Securities depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Securities and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Securities. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Securities Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Securities being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Securities Will Be Lower Than the Initial Issue Price (Price to Public) of the Securities — The initial issue price of the Securities will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the initial issue price of the Securities. See “The Bank’s Estimated Value of the Securities” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Securities and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Securities is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Securities are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Securities could change significantly based on, among other things, changes in market conditions, including the level of the Underlying, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Securities from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Securities in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Securities” on the last page of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Securities Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Securities would have an adverse effect on the economic terms of the Securities, the initial estimated value of the Securities on the Trade Date, and any secondary market prices of the Securities. See “The Bank’s Estimated Value of the Securities” on the last page of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Securities After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — While CIBCWM may make markets in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Securities will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 12 months after the Trade Date, the price at which CIBCWM may repurchase the Securities is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Securities will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Securities, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Securities shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Securities at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Securities Prior to Maturity — Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the Underlying; the volatility of the Underlying; the dividend rate paid on stocks included in the Underlying; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Securities Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Securities to Develop — The Securities will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Securities from holders, they are not obligated to do so and are not required to make a market for the Securities. There can be no assurance that a secondary market will develop for the Securities. Because we do not expect that any market makers will participate in a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Securities to maturity.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment Term:	Approximately 5 years
Hypothetical Step Return:	22.25% (to be determined on the Trade Date)
Hypothetical Initial Level:	1,000.00
Hypothetical Step Barrier:	1,000.00 (100% of the hypothetical Initial Level)
Hypothetical Downside Threshold:	750.00 (75.00% of the hypothetical Initial Level)

Example 1— The level of the Underlying increases from an Initial Level of 1,000.00 to a Final Level of 1,750.00.

Because the Final Level is greater than or equal to the Step Barrier, the Payment at Maturity for each $10 principal amount of Securities is equal to:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Return))

$10 + ($10 × 75.00%) = $17.500

Payment at Maturity = $17.500

Example 1 shows that if the Underlying Return is greater than the Step Return, the return on the Securities will equal the Underlying Return.

Example 2— The level of the Underlying increases from an Initial Level of 1,000.00 to a Final Level of 1,100.00.

Because the Final Level is greater than or equal to the Step Barrier, the Payment at Maturity for each $10 principal amount of Securities is equal to:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Return))

$10 + ($10 × 22.25%) = $12.225

Payment at Maturity = $12.225

Example 2 shows that if the Underlying Return is at or above zero but is less than the Step Return, the return on the Securities will equal the Step Return.

Example 3— The level of the Underlying decreases from an Initial Level of 1,000.00 to a Final Level of 800.00.

Because the Final Level is less than the Step Barrier but greater than or equal to the Downside Threshold, the Payment at Maturity for each $10 principal amount of Securities is $10.00.

Example 3 shows that you will receive the full principal amount (a return of 0%) although the level of the Underlying has decreased moderately.

Example 4— The level of the Underlying decreases from an Initial Level of 1,000.00 to a Final Level of 500.00.

Because the Final Level is less than the Downside Threshold, the Payment at Maturity for each $10 principal amount of Securities is equal to:

$10 + ($10 × Underlying Return)

$10 + ($10 × -50.00%) = $5.000

Payment at Maturity = $5.000

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the level of the Underlying if the Final Level is less than the Downside Threshold. In this case, you will lose some or all of your principal amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 principal amount of the Securities.

Hypothetical Final Level	Hypothetical Underlying Return*	Payment at Maturity	Return on Securities at Maturity**
2,000.00	100.00%	$20.000	100.00%
1,750.00	75.00%	$17.500	75.00%
1,500.00	50.00%	$15.000	50.00%
1,222.50	22.25%	$12.225	22.25%
1,200.00	20.00%	$12.225	22.25%
1,100.00	10.00%	$12.225	22.25%
1,050.00	5.00%	$12.225	22.25%
1,000.00	0.00%	$12.225	22.25%
900.00	-10.00%	$10.000	0.00%
800.00	-20.00%	$10.000	0.00%
750.00	-25.00%	$10.000	0.00%
740.00	-26.00%	$7.400	-26.00%
500.00	-50.00%	$5.000	-50.00%
250.00	-75.00%	$2.500	-75.00%
0.00	-100.00%	$0.000	-100.00%

* The Underlying Return excludes cash dividend payments on the stocks included in the Underlying.

** This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount of the Securities to the purchase price of $10 per Security.

Information About the Underlying

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the Underlying.

In addition, information about the Underlying may be obtained from other sources, including, but not limited to, the index sponsor’s website (including information regarding the Underlying’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the Underlying is accurate or complete.

Historical Performance of the Underlying

The graph below illustrates the performance of the Underlying from January 1, 2019 to June 28, 2024, based on the daily Closing Levels as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On June 28, 2024, the Closing Level of the Underlying was 5,460.48 (the “Hypothetical Initial Level”). The blue line indicates a hypothetical Downside Threshold of 4,095.36, which is equal to 75.00% of the Hypothetical Initial Level. The historical performance of the Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the level of the Underlying at any time during the term of the Securities, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Securities. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Securities. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Securities are uncertain. No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Securities as prepaid derivative contracts. Pursuant to the terms of the Securities, you agree to treat the Securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Securities. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Securities for more than one year.

The expected characterization of the Securities is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatment could include a requirement that a holder accrue ordinary income over the life of the Securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the Securities and certain other considerations with respect to an investment in the Securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Securities for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Securities will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Security; (c) does not use or hold and is not deemed to use or hold the Security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Security; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Security is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Securities under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Securities, interest payable on the Securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Securities from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

We expect to deliver the Securities against payment therefor in New York, New York on a date that is more than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Securities. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Securities includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Settlement Date.

The Bank’s Estimated Value of the Securities

The Bank’s initial estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Securities Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Securities will be determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Securities and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Securities will be lower than the initial issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the initial issue price of the Securities. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks—The Bank’s Initial Estimated Value of the Securities Will Be Lower Than the Initial Issue Price (Price to Public) of the Securities” in this pricing supplement.